Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Soluna Holdings, Inc. (the “Company”) on Amendment No. 3 to Form S-1 File No. 333-282559 of our report dated April 1, 2024, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Albany, New York

January 15, 2025